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                                                                     EXHIBIT 99

                                                          For Immediate Release
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       SWS To Close Acquisition of First Savings Bank, Arlington, Today

     DALLAS, April 28, 2000 - Southwest Securities Group, Inc. (NYSE: SWS -
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news) announced that it is closing today on the acquisition of First Savings
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Bank, Arlington, Texas.

     At today's closing SWS will exchange 2.6 million shares of its common stock for all the outstanding shares of ASBI Holdings, Inc. ASBI is the ultimate parent of First Savings Bank, a federal savings bank with total assets of more than a quarter billion dollars. The bank's financial results will become part of SWS' consolidated financial statements effective with today's closing of the acquisition.

     In addition to being a full-service lender to both businesses and consumers, First Savings Bank has an active online banking division - MyBankUSA.com. SWS plans to co-market the online bank with Mydiscountbroker.com, its online brokerage subsidiary, to provide a full complement of online investing and banking services.

     Southwest Securities Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company's common stock is listed and traded on the New York Stock Exchange under the symbol, SWS. Wholly owned subsidiaries of the company include Southwest Securities, Inc., Mydiscountbroker.com, SWS Financial Services, Inc., Westwood Management Corporation, Westwood Trust, SW Capital Corporation and SWS Technologies Corporation.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any forward-looking statements, including those regarding intent, belief or current expectations of the company or its management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, general economic conditions and competitive pressures in the markets in which the company operates, regulatory changes, one-time events and other risks detailed from time to time in the company's Securities and Exchange Commission filings. Products offered through MyBankUSA.com are FDIC insured. MyBankUSA.com is the online banking division of First Savings Bank, Arlington, Texas. Southwest Securities Group, Inc. (NYSE-SWS), the parent company of Mydiscountbroker.com, is also the parent company of First Savings Bank. Those products and services offered by Mydiscountbroker.com are not FDIC insured, carry no bank guarantee, and may lose value. Mydiscountbroker.com is a member of the NASD and SIPC.

CONTACT:  Jim Bowman, Vice President - Corporate Communications,
          (214) 859-9335  jbowman@swst.com
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